Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3D (No. 033-64369) filed with the SEC on November 17, 1995, Form S-8 (No. 333-02007) filed with the SEC on March 28, 1996, Form S-8 (No. 333-36610) filed with the SEC on May 9, 2000, Form S-3D (No. 333-129023) filed with the SEC on October 14, 2005, and Form S-8 (No. 333-174667) filed with the SEC on June 2, 2011 of Juniata Valley Financial Corp. of our report dated March 15, 2013, relating to the consolidated statement of financial condition as of December 31, 2012 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, which appear in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ ParenteBeard LLC

Pittsburgh, Pennsylvania

March 14, 2014